UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 6, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2012, Net Element, Inc. (the “Company”) entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Igor Yakovlevich Krutoy.Pursuant to the Joint Venture Agreement, the parties agreed to form a limited liability company under the laws of the Russian Federation named Music1 (“Music1 Russia”), which would be owned 67% by the Company’s newly formed subsidiary Net Element Russia and 33% by a newly formed company controlled by Mr. Krutoy which is to be named K1 Holdings. Music1 Russia will promote the Company’s www.music1.com platform in the Commonwealth of Independent States (CIS) countries (comprised of participating states of the former Soviet Union).

K1 Holdings is required to contribute 3,300 Russian rubles (or approximately $111.58 based on the currency exchange rate as of April 9, 2012) to Music1 Russia in exchange for its 33% ownership interest. The Company agreed to contribute to Music1 Russia (i) exclusive, non-assignable, royalty-free, perpetual, world-wide rights to use and operate the Internet domain www.music1.com (the “Website”), (ii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to use the Company’s Launchpad computer system technology for the operation of Internet based contests, (iii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to integrate the Company’s Music Brain technology into the Website and (iv) not less than $2 million in the form of an interest-free loan to maintain the operations of Music1 Russia. Mr. Krutoy also agreed to (i) provide business development introductions identified by Music1 Russia as having significant business potential and (ii) act as an advisor and Chairman of the Board of Directors of Music1 Russia for a period of two years. As consideration for such advisory services and as Chairman of the Board of Directors of Music1 Russia, the Company agreed to issue Mr. Krutoy 5 million shares of restricted stock of the Company, with half of such shares issued within one month after he becomes Chairman of Music1 Russia and the other half of such shares issued within one month after the start of the second calendar year of his term as Chairman of Music1 Russia.

Pursuant to the Joint Venture Agreement, the first $4 million of distributions by Music1 Russia are required to be made 50% to Net Element Russia and 50% to K1 Holdings. Thereafter, the next $13 million of distributions by Music1 Russia are required to be made 100% to Net Element Russia. Thereafter, distributions by Music1 Russia are required to be made in proportion to Net Element Russia’s and K1 Holdings’ respective ownership interests in Music1 Russia.

The Joint Venture Agreement also provides that Mr. Krutoy will enter into a Subscription Agreement to purchase 13,333,333 shares of common stock of the Company for an aggregate purchase price of $2 million.

Closing of the transactions contemplated by the Joint Venture Agreement are subject to customary closing conditions.

The foregoing description of the Joint Venture Agreement does not purport to be complete and is qualified in its entirety by reference to the Joint Venture Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Joint Venture Agreement, dated April 6, 2012, between Net Element, Inc. and Igor Yakovlevich Krutoy

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: April 12, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Joint Venture Agreement, dated April 6, 2012, between Net Element, Inc. and Igor Yakovlevich Krutoy